Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Hossein Mohseni, Director and President
Quuibus Technology, Inc.
114 West Magnolia Street, #400-136
Bellingham, WA 98225

Dear Mr. Mohseni,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Registration Statement of Quuibus Technology, Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated October 26, 2007, as of and for the period ended July 31, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
November 8, 2007.